SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2007

EGL, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-27288	76-0094895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15350 Vickery Drive, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (281) 618-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On January 2, 2006, EGL, Inc. (the “Company”) announced that its board of directors had received a letter from James R. Crane, Chairman of the Board and Chief Executive Officer of the Company, that he and General Atlantic LLC propose to acquire all of the outstanding equity interests of the Company for $36.00 per share in cash. Mr. Crane presently beneficially owns approximately 18% of the Company’s outstanding shares.

The Company’s board of directors has formed a special committee of independent directors to review and evaluate the proposal, consistent with its fiduciary duties. The committee has retained independent legal counsel and will engage independent financial advisors to assist it in its work. The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference. The press release sets out the text of the proposal letter to the Company’s board of directors.

Item 9.01

Financial Statements and Exhibits.

(c)    Exhibits

99.1

Press release, dated January 2, 2007, announcing a proposal by James R. Crane and General Atlantic LLC to take the Company private and purchase from the shareholders all outstanding stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 2, 2007

EGL, INC.

By:

/s/ James R. Crane

James R. Crane

Chief Executive Officer